Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARTIFICIAL LIFE, INC.

Artificial Life, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of Artificial Life, Inc. duly adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the amendment proposed be considered at the next annual meeting of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing the first paragraph of Section A of the Fourth Article thereof so that, as amended, said paragraph shall be read in its entirety as follows:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 135,000,000 shares, consisting of 130,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 5,000,000 shares of preferred stock par value $0.01 per share (the “Preferred Stock”).”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute and by the corporation’s Amended and Restated Certificate of Incorporation were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Restated Certificate of Incorporation shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Eberhard Schoneburg, its President and Chief Executive Officer, on September 22, 2006.

ARTIFICIAL LIFE, INC.

By /s/ Eberhard Schoneburg____________________

Eberhard Schoneburg

President and Chief Executive Officer

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